EXHIBIT 99.1

Integrated Ventures Announces A Purchase of Bitcoin Mining Equipment And

Sets An Initial Annual Revenue Target Of 1.1 million

Philadelphia, PA., September 28, 2017 /PRNewswire/ -- BitcoLab, Inc, a wholly owned subsidiary of the Integrated Ventures, Inc, (OTC: INTVD) announced today that it has finalized and completed a purchase order consisting of five transactions with two the largest manufacturers of Bitcoin Mining Equipment. Total number of units purchased was 160 Mining units with an inventory value of $307,722.00.

•	50 units of model L3+ Antminer with Bitmain Technologies. Total value of this purchase order is $96,800.00 and the delivery is scheduled for the middle of November.
•	45 units ofodel L3+ Antminer with Bitmain Technologies. Total value of this purchase order is $105,716.00 and the delivery is scheduled for the end of November.
•	10 units of model S9 Antminer with Bitmain Technologies. Total value purchase order is $13,706.00 and the delivery is scheduled for the the middle of December.
•	50 units of model A4 Dominator with Innosilicon Technology LTD. Total value of this purchase order is $81,000.00 and the delivery is scheduled for the middle of November.
•	5 units of BitcoLab Model (8 GPUs). Total value of this purchase order is $10,500.00 and the delivery is scheduled for the middle of November.

Upon a timely delivery and full deployment, including an installation and setup, Bitcolab's Bitcoin mining operations are expected to generate approximate $1.1 million in annual revenue. Factoring in the general expenses including electricity and hosting, EBITDA from the Bitcoin Mining Operations is projected to be at $750,000 thousand per year.

The Company anticipates placing an additional purchase order for 340 units in early January after completing the installation and 60 days testing of incoming units.

Steve Rubakh, CEO of Integrated Ventures, Inc comments: “This fully paid purchase clearly indicates our confidence and the commitment to agressively pursue opportunities in crypto currency market. With the recent market price of $4,250.00 per Bitcoin, the mining business is extremely profitable. We are very exicited about our clean balance sheet, cash on hand and a manageble convertible debt level of $46,500.00. Our current financial position is allowing the Company to execute the launch of mining operations at such rapid pace and we are confident about hitting our revenue targets and building BitcoLab into a national mining powerhouse. We look forward to updating the investment community and shareholders with further progress."

About Integrated Ventures, Inc: the Company is focused on acquiring, launching and operating companies, primarily in the technology, mobile applications and healthcare transportation sectors.

•	For more details about please visit www.integratedventuresinc.com.

About BitcoLab, Inc: This wholly owned subsidiary is pursuing opportunities in crypto currency sector with focus on bitcoin mining, hosting, pooling, manufacturing and distributing of own brand of mining equipment and the development of blockchain based applications for financial markets.

•	For more details about BitcoLab, Inc , please visit www.bitcolab.io.

Safe Harbor Statement: The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, and various other factors beyond the Company's control.